Exhibit 14.2

CODE OF ETHICS

Introduction

This Code of Ethics for Senior Financial Officers (this "Code") has been adopted by the Board of Directors of rVue Holdings, Inc. (the "Company"). It applies to the Company's Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller, President, general counsel, or persons forming similar functions (each a "Senior Financial Officer," collectively "Senior Financial Officers"). This Code is designed to deter wrongdoing and to promote honest and ethical conduct, full and accurate disclosure in periodic reports, and compliance with laws and regulations by the Company's senior officers who have financial responsibilities. This Code is in addition to the provisions set forth in the Company's Code of Conduct and Corporate Ethics General Policy Statement (the "Code of Conduct") which continue to apply. References to the Company in this Code means the Company and its subsidiaries.

Principles

In performing his or her duties, each Senior Financial Officer must:

1.	Engage in, promote and maintain high standards of ethical conduct and avoid conflicts of interest, as defined in the Company's Code of Conduct.
2.
Promptly disclose any actual, apparent or potential material transaction or relationship that could reasonably be expected to give rise to a conflict of interest to the Audit Committee and the Nominating and Governance Committee of the Company's Board of Directors, who will review the transaction or relationship and determine how the situation should be resolved.

3.
Ensure the full, fair, accurate, timely, and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission or other public communications made by the Company.

4.
Take all reasonable measures to protect the confidentiality of non-public information about the Company or its subsidiaries and their customers obtained or created in connection with your activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory purposes.

5.	Comply with and take all reasonable actions to cause others to comply with all applicable laws, rules and regulations.
6.
Ensure the Company is in compliance with any Securities and Exchange Commission rules governing disclosure of financial information and for assuring that the press releases and communications with investors and securities analysts are fair and accurate.

7.	Comply with and ensure compliance with the Company's disclosure and controls procedures and internal controls and procedures.
8.	Comply with and take all reasonable actions to cause others to comply with the Company's Code of Conduct.
9.	Promptly report any possible violations of this Code or the Company's Code of Conduct to the Audit Committee and the Nominating and Governance Committee.

Compliance and Accountability

A Senior Financial Officer who violates this Code or the Company's Code of Conduct will be subject to disciplinary action, up to and including termination for cause.

Senior Financial Officers may make anonymous reports and all reports will be kept confidential. No retribution will be taken against a Senior Financial Officer for reporting in good faith a violation or a suspected violation to this Code or the Company's Code of Conduct.

The Audit Committee and the Nominating and Governance Committee are responsible for the enforcement of, and, the approval of any changes to, this Code.

Waiver

The Board of Directors may waive in writing the application of this Code under exceptional circumstances, provided that a request by a Senior Financial Officer is made in writing to the Board of Directors in advance of any activities requiring waiver. Every waiver will promptly be disclosed to shareholders in accordance with applicable laws and any securities and exchange commission requirements.

Adopted: May 13 2010

ACKNOWLEDGEMENT OF RECEIPT

I have received a copy of the Code of Ethics for Senior Financial Officers (the "Code") of rVue Holdings, Inc. (the "Company"). I have read this Code, I understand its content and I agree to abide by its terms.

Any violation to the provisions of this Code will be subject to disciplinary actions, up to and including termination of my employment for cause.

The Board of Directors of the Company reserves the right to amend, alter, or terminate the Code at any time and for any reason.

SIGNATURE	DATE

NAME (PLEASE PRINT)